Exhibit 8.1

List of Subsidiaries

Globant España S.A. (sociedad unipersonal)	Spain	100% Globant S.A. (Luxembourg)
Software Product Creation S.L.	Spain	52.28% Globant España S.A. (sociedad unipersonal)
47.72% Globant S.A. (Luxembourg)
Sistemas Colombia S.A.S.	Colombia	99.99% Globant España S.A. (sociedad unipersonal)
00.01% Software Product Creation SL
Globant, LLC	USA	100% Globant España S.A. (sociedad unipersonal)
Sistemas Globales Uruguay S.A.	Uruguay	100% Globant España S.A. (sociedad unipersonal)
Difier S.A.	Uruguay	100% Globant España S.A. (sociedad unipersonal)
Sistemas UK Ltd.	England & Wales	100% Globant España S.A. (sociedad unipersonal)
We Are London Ltd.	England & Wales	100% Globant España S.A. (sociedad unipersonal)
Sistemas Globales Chile Asesorías Ltda.	Chile	95.00% Globant España S.A. (sociedad unipersonal)
05.00% Software Product Creation S.L.
Global Systems Outsourcing S. de R.L. de C.V.	Mexico	99.99% Globant España S.A. (sociedad unipersonal)
00.01% IAFH Global S.A.
IAFH Global S.A.	Argentina	99.9989% Globant España S.A. (sociedad unipersonal)
00.0011% Software Product Creation S.L.
Sistemas Globales S.A.	Argentina	99.9978% Globant España S.A. (sociedad unipersonal)
00.0022% Software Product Creation S.L.
Globant Brasil Consultoria Ltda.	Brazil	99.99% Globant España S.A. (sociedad unipersonal)
00.01% Software Product Creation SL
Huddle Group S.A.	Argentina	98.60% Globant España S.A. (sociedad unipersonal)
01.40% Software Product Creation S.L.
Globant Peru S.A.C.	Peru	99.99% Globant España S.A. (sociedad unipersonal)
00.01% Software Product Creation S.L.
Globers S.A.	Argentina	95.00% IAFH Global S.A.
05.00% Sistemas Globales S.A.
Globant India Pvt. Ltd.	India	90.39% Globant España S.A. (sociedad unipersonal)
Dynaflows S.A.	Argentina	66.73% Sistemas Globales S.A.
Globant Canada Corp.	Canada	100% Globant España S.A. (sociedad unipersonal)